Exhibit 10.9

SECOND AMENDED AND RESTATED INDEMNIFICATION AND

EXEMPTION AGREEMENT

This Second Amended and Restated Indemnification Agreement (“Agreement”) is effective as of                         , by and between Evogene Ltd., a company incorporated under the laws of the State of Israel, with its principal offices at 13 Gad Finstein Street, Rehovot, Israel (the “Company”), and                          (“Indemnitee”), residing at the address set forth beneath Indemnitee’s signature to this Agreement.

WHEREAS, the Company and Indemnitee recognize the difficulty in obtaining full and adequate liability insurance for directors and other office holders, as such term is defined in the Israeli Companies Law, 1999, as may be amended from time to time (the “Companies Law”) (collectively “Office Holders”), the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting Office Holders to expensive litigation risks at the same time as the availability and coverage of liability insurance have been severely limited;

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and, in part, in order to induce Indemnitee to continue to provide services to the Company, wishes to provide for the indemnification and advancement of expenses to Indemnitee and to exempt Indemnitee from liability to the Company, to the extent permitted by law; and

WHEREAS, in view of the considerations set forth above, the Company desires that Indemnitee shall be indemnified and exempted by the Company, all as set forth herein;

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1.	UNDERTAKING TO INDEMNIFY

The Company shall indemnify Indemnitee, subject to applicable law and subject to the limitations and terms set forth herein, if Indemnitee becomes a party to: (i) any action or suit (whether civil, criminal, administrative) or proceeding (other than events detailed in clause (ii) hereof) or alternative dispute resolution mechanism (each hereinafter a “Suit”); or (ii) any hearing, inquiry or investigation (whether criminal or administrative) held by a competent governmental authority (each an “Inquiry Procedure”) which Indemnitee, in good faith, believes might lead to the institution of a Suit (a Suit or an Inquiry Procedure hereinafter a “Claim”), by reason of any Indemnifiable Event (as defined below) against any and all:

(w) court judgments in favor of a third party (excluding the Company or a subsidiary of the Company, directly or by way of a derivative action), including such judgments confirming arbitration awards, and amounts paid to a third party (excluding the Company or a subsidiary of the Company, directly or by way of a derivative action) in settlement, whether by way of mediation or otherwise (provided that such settlement or arbitration award is confirmed by a court decision);

(x) reasonable expenses, including attorneys’ fees, actually incurred by Indemnitee or charged against Indemnitee by a court of law in connection with defending, or preparing to defend, any civil Suit initiated against Indemnitee by the Company (including by way of derivative action) or a third party, or in defending or preparing to defend against a criminal charge from which Indemnitee was acquitted, or against a criminal charge which does not require proof of criminal thought (“Mens Rea”) of which Indemnitee was convicted;

(y) reasonable expenses, including attorneys’ fees, actually incurred by Indemnitee in connection with an Inquiry Procedure which has Terminated Without the Filing of an Indictment (as such term is defined in the Companies Law) and without the Imposition on the Indemnitee of a Monetary Obligation in Lieu of a Criminal Prosecution (as such term is defined in the Companies Law), or which has Terminated Without the Filing of an Indictment (as such term is defined in the Companies Law) and with the Imposition on the Indemnitee of a Monetary Obligation in Lieu of a Criminal Prosecution (as such term is defined in the Companies Law) of a felony which does not require proof of criminal thought (“Mens Rea”) or in connection with a monetary penalty; and

(z) payments which Indemnitee is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968, as may be amended from time to time (the “Securities Law”), and expenses incurred by Indemnitee in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, or under Sign D in Chapter 4 of the 9th Part of the Companies Law, including reasonable litigation expenses, including attorneys’ fees.

Indemnifiable expenses under Sections 1(x), (y) and (z) above are collectively referred to as “Expenses.” Expenses and indemnifiable amounts under Sections 1(w) and 1(z) are collectively referred to as the “Indemnification Amount”.

Such payments of an Indemnification Amount, excluding any Expense Advances in accordance with Section 4 below, shall be made by the Company as soon as practicable but in any event no later than thirty (30) days after written demand by Indemnitee therefor is presented to the Company, accompanied by reasonable written evidence that Indemnitee is being asked to pay such Indemnification Amount.

2.	INDEMNIFIABLE EVENTS

For the purpose of this Agreement, an “Indemnifiable Event” shall mean any event or occurrence falling within any one or more of the categories set forth in Annex A to this Agreement and related to any action or inaction on the part of Indemnitee in his capacity as an Office Holder of the Company, including any occurrence as aforesaid related to the Office Holder serving or having served, at the request of the Company, as an employee, consultant, agent, director or other Office Holder of any subsidiary of the Company.

3.	LIMIT AMOUNT

Any indemnification hereunder shall be made by the Company, provided that the total amount of indemnification that the Company undertakes towards all the Company’s directors, observers and officers whom the Company has resolved to indemnify from time to time (the “Indemnifiable Persons”), jointly and in the aggregate, shall not exceed an amount equal to 25% (twenty five percent) of the Company’s Shareholder’s Equity, as shall be set forth in the most recently published financial statements of the Company prior to the date of payment (the “Limit Amount”). If the Limit Amount is insufficient to cover all the Indemnification Amounts payable with respect to all Indemnifiable Persons, then such amount shall be allocated to such Indemnifiable Persons pro rata according to the respective percentages of their culpability, as finally determined by a court in the relevant Claim, or, absent such determination or in the event such persons are parties to different Claims, based on an equal pro rata allocation among such Indemnifiable Persons.

4.	ADVANCEMENT OF EXPENSES

Subject to applicable law and to the other provisions of this Agreement, including the provisions of Section 3 above, the Company shall advance all reasonable Expenses incurred by Indemnitee in connection with a Claim relating to an Indemnifiable Event (an “Expense Advance”). Any Expense Advance to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable, but in any event not later than thirty (30) days following Indemnitee’s written demand to the Company, setting forth in reasonable detail the facts of the Claim in connection with which such indemnification is sought and accompanied by appropriate reasonable written evidence that Indemnitee is being asked to pay such Expenses. As part of the aforementioned undertaking, the Company will make available to Indemnitee any security or guarantee that Indemnitee may be required to post in accordance with an interim decision given by a court or an arbitrator in connection with a Claim relating to an Indemnifiable Event, including for the purpose of substituting liens imposed on Indemnitee’s assets; such security or guarantee amount to be deemed included within the Limit Amount, for as long as it is outstanding.

The obligation of the Company to make an Expense Advance pursuant to this Section 4 shall be subject to the condition that, in the event that any such Expense Advance should not have been advanced to Indemnitee under applicable law, the terms and conditions of this Agreement and/or the Company’s Articles of Association, then in effect, Indemnitee shall reimburse the Company in respect of all such amounts theretofore paid, within sixty (60) days of receipt of a written demand by the Company to such an effect and Indemnitee hereby agrees and undertakes to reimburse the Company for all such amounts as aforesaid.

5.	REVIEWING PARTY

Subject to applicable law, the Company’s determination to make indemnification hereunder, in each specific case, shall be made (1) by a majority vote of the directors of the Company’s Board of Directors who are not parties to the particular Claim for which Indemnitee is seeking indemnification and are not otherwise prohibited from participating in such determination (the “Disinterested Directors”); (2) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors; (3) in the event that a quorum for a determination by members of the Company’s Board of Directors does not exist, by such number of Disinterested Directors (or Disinterested Director), and such determination shall be deemed as an act of a committee of the Company’s Board of Directors, which committee has been established by virtue of the approval of this Agreement by the Company’s Board of Directors, or such an act shall be deemed a delegation of powers by the Board of Directors to a Board committee, appointed by virtue of such approval; (4) if there are no Disinterested Directors, by the then serving Chief Executive Officer of the Company, provided that he or she is not a party to the particular Claim for which Indemnitee is seeking indemnification or otherwise prohibited from participating in such determination, and such determination shall be deemed as a delegation of powers by the Board of Directors to a Board committee, appointed by virtue of such approval; (5) if the then serving Chief Executive Officer is prohibited as aforesaid from making such determination, by the shareholders (any of the directors of the Company or the then serving Chief Executive Officer shall be entitled to convene a General Meeting of the shareholders of the Company to that effect); or (6) at the shareholders’ discretion, by a committee of up to three (3) members who are not parties to the particular Claim for which Indemnitee is seeking indemnification or otherwise prohibited from participating in such determination, designated by the shareholders in accordance with clause (5) hereof.

Indemnitee does not, for the removal of doubt, waive or limit any right he may have to be indemnified hereunder even if the Company decides, by said procedure, that Indemnitee is not entitled to be indemnified hereunder.

6.	NOTICE; COOPERATION BY INDEMNITEE

Indemnitee shall have the right and duty to defend and contest any Claim. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which Indemnification will or could be sought under this Agreement; provided, however, that any failure to provide such notice shall not affect Indemnitee’s rights to indemnification hereunder unless and to the extent such failure to provide notice prejudices the Company’s right to defend against such action. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee), or if Indemnitee is then the Chief Executive Officer of the Company, such notice shall be directed to the Chairman of the Company’s Board of Directors, at the same address. In addition, Indemnitee shall give the Company all information and full cooperation as it may reasonably require and as shall be within Indemnitee’s power. Without derogating from the Company’s right to take over the defense of any Claim under Section 8 below, and except in connection with a Claim made by the Company directly or by way of a derivative action, the Company shall have the right to effectively associate with Indemnitee in the defense and settlement of any Claim that indemnification hereunder is likely to be sought therefor, including but not limited to the right to select a counsel and to effectively associate in the negotiations of any settlement.

The Company will have no liability or obligation pursuant to this Agreement to pay any Indemnification Amount for any amount expended or financial obligation incurred by Indemnitee pursuant to any compromise or settlement agreement reached in any civil suit, demand or other proceeding as aforesaid without the Company’s consent to such compromise or settlement.

7.	NOTICE TO INSURERS

If at the time Indemnitee learns of any Claim or has reasonable grounds to believe that such Claim might be filed against him, the Company has liability insurance in effect which may cover such Claim, the Company shall give notice of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company and Indemnitee shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

8.	SELECTION OF COUNSEL

Except in connection with a Claim made by the Company directly or by way of a derivative action, in the event that the Company shall be obligated hereunder to pay any Indemnification Amounts, the Company shall be entitled to assume the defense or negotiations, as the case may be, of such Claim upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim. The Company shall have the right to conduct such defense as it sees fit in its sole and absolute discretion, including the right to settle any claim against Indemnitee without the consent of Indemnitee; provided that any such settlement shall (i) include a complete release and discharge of Indemnitee; (ii) not contain any admittance of wrongdoing by Indemnitee; (iii) not impose any unindemnified amount upon Indemnitee and (iv) impose a monetary penalty only.

9.	SCOPE

In the event of any change after the date of this Agreement of any applicable law, statute or rule which narrows the right to indemnify an Office Holder, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

10.	NO DUPLICATION OF PAYMENTS

The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, payment made by a subsidiary of the Company, the Articles of Association of the Company, as amended, the plaintiff or otherwise) of the amounts otherwise Indemnifiable hereunder (such amounts “Additional Payments”), except for the difference, if any, between the Additional Payments and the total Indemnification Amount incurred by Indemnitee in connection with such Claim. To the extent that Indemnitee has received any Additional Payment, subsequent to receipt of an Indemnification Amount from the Company in accordance with this Agreement, Indemnitee shall immediately and in any event no later than seven (7) days subsequent to receipt of the Additional Payment, advise the Company of its receipt. For the avoidance of doubt, Indemnitee shall promptly reimburse the Company for all Indemnification Amounts which, in accordance with this Section 10, the Company is not liable for, whether such amounts were paid to Indemnitee prior or after receipt by Indemnitee of any Additional Payments. For the avoidance of doubt, the provisions of this Section 10 shall not derogate from any right the Company may have under any insurance policy providing coverage to Indemnitee and/or the Company upon the occurrence of an Indemnifiable Event.

11.	PARTIAL INDEMNIFICATION

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of the Indemnification Amounts accrued in connection with any Claim, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such amount to which Indemnitee is entitled.

12.	EXEMPTION

Without derogating from any exemption made, if made, by the Company prior to the date this Agreement becomes effective (the “Effective Date”), subject to applicable law and subject to the limitations set forth herein, the Company hereby exempts and releases Indemnitee from any and all liability to the Company related to any breach by Indemnitee of his duty of care to the Company from the Effective Date and thereafter, except however that the aforesaid exception shall not apply to the breach by Indemnitee of his duty to exercise care in connection with a Distribution, as such term is defined in the Companies Law.

13.	EXCEPTIONS

Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

13.1.

Excluded Acts and Omissions. To indemnify or exempt Indemnitee from or against any liability arising out of (i) Indemnitee’s breach of fiduciary duty to the Company, except, to the extent permitted by law, for a breach of Indemnitee’s duty of loyalty towards the Company or any subsidiary thereof while acting in good faith and having reasonable basis to assume that such action would not prejudice the best interests of the Company or any subsidiary thereof; (ii) intentional or reckless breach by Indemnitee of his duty of care (the aforesaid exception not to include in any event – negligence of the Indemnitee); (iii) an action taken with the intention to unlawfully gain a personal profit or advantage; (iv) any fine, civil fine, monetary penalty or administrative pecuniary punishment (“kofer”) imposed on Indemnitee; and (v) the commitment of any fraudulent act as may be established through a final judgment or any admission by Indemnitee that the fraudulent event did in fact occur;

13.2.	Claims Initiated by Indemnitee. To indemnify Indemnitee with respect to Claims initiated or brought by Indemnitee, including any counter Claim brought by Indemnitee against the Company or a subsidiary of the Company;

13.3.	Claims Under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, to the extent such Section shall apply to the Company, or any similar successor or Israeli statute; or

13.4.	Monetary Penalty pursuant to the Israeli Securities Law. To indemnify Indemnitee for any monetary penalty imposed on Indemnitee pursuant to the Securities Law.

14.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

15.	BINDING EFFECT; SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In order to remove any doubt, Indemnitee hereby irrevocably consents to the assignment of this Agreement to such successor.

16.	NOTICE

All notices and other communications required or permitted hereunder shall be (1) in writing; (2) addressed, if to Indemnitee, at Indemnitee’s address as set forth beneath Indemnitee’s signature to this Agreement and if to the Company, at the address of its principal corporate offices or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto; and (3) effective when given and shall in any event be deemed to be given: (i) when actually tendered, if hand delivered; (ii) forty-eight (48) hours (seven (7) business days if sent internationally) after deposit with the applicable postal service (or when actually received by the addressee if sooner); or (iii) if sent by facsimile or electronic mail, twenty-four (24) hours after it has been transmitted during the business day of the recipient, if not then the next business day of the recipient; provided that sender has obtained confirmation of transmission from the transmitting facsimile or electronic mail system. For the avoidance of doubt, a notice that is defectively addressed or that otherwise fails to comply with the provisions of this Section 16 shall nevertheless be deemed to have been served if and when actually received by the addressee.

17.	SEVERABILITY

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision (including any provision within a single section, paragraph or sentence) shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement (including any provision within a single section, paragraph or sentence), or the application thereof to any person or any circumstance, is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, then the remaining provisions shall remain enforceable, to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

18.	CHOICE OF LAW

This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Israel, as applied to contracts between Israeli residents, entered into and to be performed entirely within the State of Israel, without regard to the conflict of laws principles thereof or of any other jurisdiction.

19.	ARBITRATION; CONSENT TO JURISDICTION

All disputes arising under this Agreement shall be resolved between the parties in good faith; however, if these efforts fail, the dispute shall be resolved by arbitration by a sole arbitrator. The arbitrator shall be chosen by agreement of the parties hereto. If they fail so to agree within twenty (20) days after a party shall have requested such Arbitration, the arbitrator shall be appointed by the President of the Israel Bar. The

Arbitration proceedings will take place in Tel-Aviv, Israel and shall be confidential. The arbitrator shall not be bound by any judicial rules of evidence or procedure but he/she shall be bound by the substantive law of Israel and he/she will have to elaborate the grounds of his/her decision. The arbitral award shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award or for an order of enforcement, as the case may be. Subject to the abovementioned arbitration provisions, the exclusive jurisdiction for disputes arising under this Agreement shall be vested with the courts of Israel. The provisions of this Section 19 constitute an arbitration agreement between the parties hereto within the meaning of such expression in the Israeli Arbitration Law, 5728-1968.

20.	SUBROGATION

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights. For the avoidance of doubt, the provisions of this Section 20 shall not derogate from any right the Company may have under any insurance policy providing coverage to Indemnitee and/or the Company upon the occurrence of an Indemnifiable Event.

21.	TERM

The effectiveness of this Agreement and the obligations of the Company hereunder are subject to certain corporate approvals thereof in accordance with the provisions of the Israeli Companies Law and the Company’s Articles of Association, as amended. This Agreement shall remain in effect for an indefinite period of time and shall pertain, subject to the terms hereof, to any Claim made against Indemnitee, whether during his service with the Company as an Office Holder or thereafter.

22.	AMENDMENT AND WAIVER

No amendment or modification of this Agreement shall be effective unless it is in writing, signed by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

23.	INTEGRATION AND ENTIRE AGREEMENT

Without derogating from the provisions of Section 12 above, this Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto, including without limitation any Indemnification and Exemption Agreement previously entered into between the Company and the Indemnitee; provided, however, the Company shall be entitled to retroactively indemnify Indemnitee in accordance with the provisions of the Companies Law and the Company’s Articles of Association, as amended.

24.	INTERPRETATION

Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ or otherwise in the service of the Company or any of its subsidiaries. The Annex and preamble to this Agreement are an integral part hereof. The Section headings herein are for convenience only, are not a part of this Agreement and shall not effect its interpretation. This Agreement shall not be interpreted as granting any rights to any third party, including for the avoidance of doubt any insurer of an Indemnifiable Event.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Indemnification Agreement as of the date first written above.

EVOGENE LTD.

By:

AGREED TO AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

Name of Indemnitee:

Address:

Telecopier No.

E-Mail:

Annex A

INDEMNIFIABLE EVENTS

Solely for the avoidance of doubt, it is hereby clarified, that unless otherwise explicitly stated in the Agreement, any reference below to a claim or demand made shall be deemed to include a claim or demand made by way of a derivative action, and shall further be deemed to include any claim or demand made by any person acting in a capacity of a: (i) liquidator; (ii) receiver or (iii) trustee.

Indemnifiable Event

1.	Any claim or demand made by customers, suppliers, contractors or other third parties transacting any form of business with the Company or its subsidiaries, relating to the negotiations or performance of such transactions, representations or inducements provided in connection thereto or otherwise.

2.	Any claim relating to occurrences in connection with investments the Company or any subsidiary thereof make in other entities, whether before or after the investment is made, entering into any transaction and the execution, development and monitoring thereof, including actions taken by Indemnitee in the name of the Company or any subsidiary thereof, as a director, officer, employee or a board observer of the entity which is the subject of the transaction and any similar matter.

3.	Any claim or demand made, pertaining to the Company or its subsidiaries, in connection with: (i) any Merger, Tender Offer, Forced Sale of Shares, Arrangement and Compromise, within the meaning of such terms under the Companies Law; (ii) any reorganization, merger or consolidation of whatever kind or nature within the meaning of any law applicable to such claim or demand; or (iii) the sale, lease, purchase, acquisition or any other form of disposition, of any assets, business, securities, companies or other corporate entities.

4.	Any claim or demand made by employees, consultants, agents or other individuals or entities employed by or providing services to the Company relating to compensation owed to them or damages or liabilities suffered by them in connection with such employment or service.

5.	Any claim of demand made against a director of the Company in regards to such director’s participation and/or non-participation at the Company’s Board meetings, bona fide expression of opinion and/or voting and/or abstention from voting at the Company’s Board meetings.

6.	Any claim or demand made under any securities laws or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to such laws, or related to inadequate or improper disclosure of information to shareholders, or prospective shareholders, or related to the purchase, holding or disposition of securities of the Company or any other investment activity involving or effected by such securities, including, for the removal of doubt, any offering of the Company’s securities to private investors or to the public, and listing of such securities, in any jurisdiction, including, without limitation, in Israel or the United States, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities. Without derogating from the generality of any of the foregoing, any claim or demand related to the offering of the Company’s securities to the public (i) on the Tel-Aviv Stock Exchange during the year 2007 on the basis of the Company’s annual financial statements for the year ending December 31, 2006 or on the basis of the Company’s quarterly financial statements for the quarter ending March 31, 2007, and (ii) in the United States, during the year 2013, for listing on the New York Stock Exchange or NASDAQ Stock Market, including, without limitation, any claim or demand relating to the prospectus or any other document pertaining to either such offering.

7.	Any claim or demand made in connection with the intellectual property of the Company or any subsidiary thereof and its protection, including the registration thereof, and including for actual or alleged infringement, misappropriation or misuse of any third party’s intellectual property rights by the Company or its subsidiaries.

8.	Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company or its subsidiaries.

9.	Any claim or demand made by any third party suffering any personal injury or damage to business or personal property through any act or omission attributed to the Company or its subsidiaries, or their respective employees, agents or other persons acting or allegedly acting on their behalf.

10.	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or any subsidiary thereof, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

11.	Any claim or demand made by purchasers, holders, lessors or other users of products of the Company, or individuals treated with or exposed to such products, for damages or losses related to such use or treatment.

12.	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity, including the Office of the Chief Scientist or the Investment Center of the Israeli Ministry of Industry and Commerce, the Israeli Antitrust Authority or the Israel Securities Authority, or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its subsidiaries, or any of their respective businesses or operations.

13.	Any claim relating to the testing of products developed or marketed by the Company or any subsidiary thereof, or in connection with the purchase, distribution, marketing and sale, license or use of such products or any marketing plans or any publication with respect thereto.